EXHIBIT 2.3

                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT
                              DATED MARCH 30, 2007




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                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is dated as of March 30, 2007, by and between Galaxy Energy Corporation ("Galaxy"), Dolphin Energy Corporation (hereinafter jointly referred to as "Seller" or "Party") and PetroHunter Operating Company ("Buyer" or "Party") and PetroHunter Energy Corporation. Buyer, Seller and PetroHunter Energy Corporation may be referred to herein collectively as "Parties".

         In connection with PetroHunter Energy Corporation's efforts to obtain financing, the Parties agree to amend the Purchase and Sale Agreement by and between the Parties, dated originally December 29, 2006, and last amended on February 28, 2007, (the "Purchase and Sale Agreement") as follows:

         1. Section 2.7 of the Purchase and Sale Agreement shall be deleted in its entirety, and replaced with the following: "The Closing shall take place on a mutually agreeable date on or before April 30, 2007 (with the actual date of Closing being the "Closing Date"). The Closing will be held at 10:00 a.m. at the offices of Buyer at 1875 Lawrence Street, Suite 1400, Denver, Colorado."

         2. The penultimate sentence in Section 2.3 shall be deleted in its entirety, and replaced with the following two sentences: "Any Party may terminate this Agreement, effective upon written notice to the other Parties, if the Closing has not occurred by April 30, 2007. If the Seller is unable to obtain the consent of its senior secured lenders to the sale of the Properties under the specific terms of this Agreement, the Seller may terminate this Agreement by giving written notice of such termination to the Buyer no later than ten days prior to the Closing, accompanied by documentary evidence of such senior secured lenders' written non-consent."

         Defined terms used in the Purchase and Sale Agreement are incorporated herein by reference.

         Except as set forth in this Amendment, all terms and conditions of the Purchase and Sale Agreement are to remain in full force and effect.


         THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT is executed by each Party to be effective as of the date first captioned above.


DOLPHIN ENERGY CORPORATION                   PETROHUNTER OPERATING COMPANY



By:      /s/ MARC E. BRUNER                  By:   /s/ DAVID E. BRODY
    ---------------------------------           --------------------------------
         Marc E. Bruner, President                David E. Brody, Vice President
                                                  and General Counsel

GALAXY ENERGY CORPORATION                    PETROHUNTER ENERGY CORPORATION



By:   /s/ Christopher S. Hardesty            By:  /s/ David E. Brody
   ----------------------------------           --------------------------------
      Christopher S. Hardesty                    David E. Brody, Vice President
      Senior Vice President and                  and General Counsel
      Chief Financial Officer